Exhibit 99.1

Federal Trust Corporation Announces Branch Expansion Plans

          SANFORD, Fla., Dec. 8 /PRNewswire-FirstCall/ -- Stephen C. Green, President and Chief Operating Officer of Federal Trust Bank, announced today that the Bank plans to open a free-standing Lake Mary branch location before the end of December 2005.  Mr. Green stated, “We also recently commenced construction on our Port Orange branch and expect it to be open during the second quarter of 2006.”

          (Logo: http://www.newscom.com/cgi-bin/prnh/19990513/FDTRLOGO )
          Currently, the Company owns two other sites for future branch locations, one in Edgewater, Eastern Volusia County, and the other in Eustis, Lake County.  Both branch sites will be free-standing facilities, which are currently in the pre-construction phase and are expected to open in the second half of 2006.  The Bank has also identified a fifth branch location in Palm Coast, Flagler County, which is targeted for 2007.

          “With the addition of these branches in 2006 and 2007, we will have eleven branches strategically located in five Central Florida counties along the Interstate 4 corridor, between Orlando and the East Coast of Florida, together with the Interstate 95 corridor, from Palm Coast to Edgewater,” noted Mr. Green.  He added, “We are looking forward to providing added convenience to our customers in Volusia County and bringing Federal Trust’s high level of personal service to Flagler and Lake Counties.”

          Federal Trust Corporation (Amex: FDT) is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $713 million federally chartered, FDIC-insured savings bank.  Federal Trust Bank currently operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The executive and administrative offices of the Company are located in Sanford, Florida.  The Company’s common stock is traded on the American Stock Exchange under the symbol “FDT.”

          Press releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com .

          For more information, contact:      Marcia Zdanys,
                                                                 Corporate Secretary/Investor Relations
                                                                 (407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                                       12/08/2005
          /CONTACT:  Marcia Zdanys, Corporate Secretary - Investor Relations,
+1-407-323-1833/
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          /Web site:  http://www.federaltrust.com /